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                                                                    Exhibit 99.3

                     Commodore Environmental Services, Inc.

For release: Immediate
Contact: Melissa C. Berkowitz
         Shareholders
         (212) 308-5800


            Commodore Environmental Services, Inc. Becomes Majority
             Shareholder of Commodore Separation Technologies, Inc.

New York, N.Y., December 31, 1998--Commodore Environmental Services, Inc. [OTCBB: COES] announced today that it has become the majority shareholder of Commodore Separation Technologies, Inc. (NASDAQ: CXOT, CXOTW, CXOTP) as part of a debt repayment plan with Commodore Applied Technologies, Inc. (ASE: CXI, CXIW). The Company will own 87% of CXI stock.

As a result of the restructuring, CXI has repaid all of its $6,755,864 debt to COES by exchanging the debt for (i) all of CXI's shareholdings in Commodore Separation Technologies, Inc. as repayment of $1,250,000 of debt; (ii) the issuance of 20,909 shares of a new 6% Series B Convertible Preferred Stock as repayment of $2,090,870 of debt; (iii) the issuance of 10,189 shares of a new 6% Series C Convertible Preferred Stock as repayment of $1,018,864 of debt; (iv) the issuance of 20,391 shares of a new 6% Series D Convertible Preferred Stock as repayment of $2,039,100 of debt; (v) assignment to COES of an account receivable due to CXI from CXOT in the amount of $357,000 as repayment of $357,000 debt; and (vi) amendment of an existing warrant owned by COES to purchase 1,500,000 shares of common stock CXI which amendment reduced the exercise price from $10.00 to $1.50.

The mission of the Commodore companies is to develop and commercialize materials and processes that enable significant technological capabilities in a wide range of industries.

These material contain forward-looking statements based on a series of projections and estimates regarding economics within the company's markets, the industries in which the company operates, the effects of legislation and regulations, as well as business and competitive outlook.


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